State of North Carolina

Department of the Secretary of State

ARTICLES OF AMENDMENT
OF
KRISPY KREME DOUGHNUTS, INC.

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Restated Articles of Incorporation, as amended.

1.	The name of the corporation is: Krispy Kreme Doughnuts, Inc.

2.	The Articles of Incorporation, as amended, are further amended by deleting Article X in its entirety.

3.	The foregoing amendment to the Articles of Incorporation of the Corporation, as amended, was approved by shareholder action on June 17, 2015, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

4.	These Articles of Amendment will be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

This the 18th day of June, 2015.

KRISPY KREME DOUGHNUTS, INC.

By:	/s/ Darryl R. Marsch
Name: Darryl R. Marsch
Title: Senior Vice President, General Counsel & Secretary